Exhibit 99.1
Oceaneering Appoints New Member to Its Board of Directors
February 27, 2024 – Houston, Texas – Oceaneering International, Inc. (NYSE: OII) today announced that Ms. Reema Poddar has been elected to its Board of Directors as an independent, non-executive director in Class I, effective as of February 22, 2024. Ms. Poddar has also been appointed to the Nominating, Corporate Governance and Sustainability Committee of the Board. Her initial term of office will extend until Oceaneering’s Annual Meeting of Shareholders in 2026.
Ms. Poddar has 30 years of software industry experience, including product strategy, product development and digital business transformation. She has been recognized as a leader in data analytics, machine learning, artificial intelligence, cloud services, cyber security, industrial automation, the Internet of Things (IoT), and diversity, equity and inclusion.
She has served in executive roles at global firms ranging from startups to Fortune 500 corporations, including holding executive roles at General Electric, GE Digital, Emerson, Philips, Teradata Corporation, AdFender Inc., OptimEyes.AI and Intellution, Inc. Ms. Poddar currently serves on the board of directors of MeridianLink, Inc. and Accion Labs Group Holdings, Inc., and on the board of advisors for OptimEyes.AI. Previously, Ms. Poddar served on the corporate council board of advisors to the Dean of UC San Diego Jacobs School of Engineering. Ms. Poddar holds a master’s degree in computer applications from Bangalore University, India and a master’s degree in physics from Mahatma Gandhi University, India.
Kevin McEvoy, Oceaneering’s Chairman of the Board, stated, "We are pleased to welcome Ms. Poddar to Oceaneering’s Board. Our strategic, robotics-focused vision will be strengthened by her successes as an experienced technology executive and respected thought leader and change agent. Her experience in setting product and technology strategy, building and delivering innovative, commercially viable products and services, accelerating digital transformations, and delivering results in the digital market is relevant and meaningful to Oceaneering."
Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, manufacturing, and entertainment industries.
For more information on Oceaneering, please visit www.oceaneering.com.
Contact: investorrelations@oceaneering.com
Hilary Frisbie
Senior Director, Investor Relations
713-329-4755

Mark Peterson
Vice President, Corporate Development and Investor Relations
713-329-4507